Exhibit 15.1

CONSENT LETTER

To:

Nano Labs Ltd

Genesis Building, 5th Floor, Genesis Close,

PO Box 446, Cayman Islands, KY1-1106

April 18, 2023

Dear Sir/Madam,

We hereby consent to the reference to our firm under “ITEM 10. ADDITIONAL INFORMATION—E. Taxation—PRC Taxation” in the Nano Labs Ltd’s annual report on Form 20-F for the year ended December 31, 2022 (the “Annual Report”), which will be filed with the Securities and Exchange Commission (the “SEC”) in the month of April 2023. We also consent to the filing of this consent letter with the SEC as an exhibit to the Annual Report.

In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

[The following is the signature page.]

Yours faithfully,

/s/ Zhong Lun Law Firm

Zhong Lun Law Firm

Signature Page to Consent Letter